Exhibit 14.1

HILLSTREAM BIOPHARMA, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(Effective September 23, 2021)

Hillstream BioPharma, Inc. (the “Company”) has adopted the following Code of Business Conduct and Ethics (this “Code”) for directors, executive officers and employees of the Company. This Code is intended to focus the directors, executive officers and employees on areas of ethical risk, provide guidance to directors, executive officers and employees to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director, executive officer and employee must comply with the letter and spirit of this Code.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for directors, executive officers and employees. Directors, executive officers and employees are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chairman of the Audit Committee, who may consult with inside or outside legal counsel as appropriate.

1.	Maintain Fiduciary Duties.

Directors and executive officers must be loyal to the Company and must act at all times in the best interest of the Company and its stockholders and subordinate self-interest to the corporate and stockholder good. Directors and executive officers should never use their position to make a personal profit. Directors and executive officers must perform their duties in good faith, with sound business judgment and with the care of a prudent person.

2.	Conflict of Interest.

As an employee of the Company, you are expected to act at all times in the Company’s best interests and to exercise sound judgment unclouded by personal interests or divided loyalties. Both in performing your duties at the Company and in your outside activities, you should avoid the appearance as well as the reality of a conflict of interest.

A conflict of interest exists if your circumstances would lead a reasonable person to question whether your motivations are aligned with the Company’s best interests. If, for example, you are involved in an outside activity or have a financial or other personal interest that might interfere with your objectivity in performing your Company duties and responsibilities, you may have, or appear to have, a conflict of interest.

While it is impractical to describe all situations that may create a conflict of interest, the following provides policy guidance about some of the most common conflict of interest situations:

●	Use of Company Information for Private Gain

●	Friends and Family Stock

●	Outside Activities – Non-Profit and Civic Organizations

●	Employment Outside Company – Moonlighting

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●	Service on a Board of Directors of a for Profit Company

●	Scientific Advisory Boards

●	Family and Romantic Relationships

●	Family Members or Relatives as Suppliers and other Business Partners

●	Kickbacks and Rebates by Suppliers

●	Gifts from Vendors, Suppliers or Customers

●	Honorariums

Please note that the above is not an exhaustive list of examples. There are many other situations that may also create a potential for a conflict of interest or the appearance of a conflict of interest. It is up to you to be aware of the potential for a conflict of interest in your own particular situation and to resolve the issue in accordance with this policy.

Service on a Board of Directors of a For Profit Company:

Directors owe a duty of loyalty to the company on whose board they serve. You should carefully consider all potential conflict of interest issues before agreeing to serve on the board of a for profit company.

If your position on the board of directors of another company becomes potentially relevant to a Company decision or action, you must promptly disclose your relationship with the other company to the Company employees responsible for the decision or action and you must not participate in that decision or action on behalf of either the Company or the other company. For example, if a Company business unit is considering a transaction with the company on whose board you serve, you must disclose your relationship with the other company, to the decision makers in your business unit and you must refrain from any discussions about or involvement in the transaction on behalf of either the Company or the other company.

Any employee considering service on another company’s board should understand that such service can lead to personal liability, particularly with financially troubled companies. As your board service is outside the scope of your employment, the Company will not defend or indemnify you if you are sued in your capacity as a board member of another company. The Company’s approval of your request to serve on an outside board does not constitute any endorsement or ratification of any action you take as a board member of another company.

The Company may at times ask an employee to serve on the board of directors of a for- profit organization pursuant to a Company investment in, or strategic partnership with, that organization. The Company may also request that an employee serve on the board of a non-profit organization, such as a standards body. Service on such boards as a representative of the Company is outside the scope of this policy.

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Scientific Advisory Boards

Before accepting appointment to or service on a scientific advisory board for a company other than the Company, you should consider whether the entity is offering you this opportunity in order to leverage your relationship with the Company to gain a special advantage for itself with the Company, whether serving on this board will interfere with your ability to exercise your independent judgment in the best interest of the Company, and whether the products and technologies you work on at the Company are so similar to those of the company on whose board you wish to serve that it would be difficult to serve as a scientific advisor without using or disclosing Company confidential information and trade secrets. If, after considering these questions, you still wish to serve on the scientific advisory board, you must obtain prior written approval from your manager.

If any decision is to be made or action taken by the Company concerning a company for which you serve as a member of a scientific advisory board, you must disclose to the Company employees responsible for the decision or action your, relationship to the entity and not participate in that decision or action on behalf of either party.

Employees who are asked by the Company to serve on a scientific advisory board of another company as part of the Company’s job duties are not required to obtain approval under this policy.

Outside Activities – Non-Profit Organizations

The Company may encourage its employees to be active in their communities and to volunteer their time to bona fide charitable, educational, civic, and trade organizations, provided of course that such activities do not detract from their job performance. Participation in these types of activities does not generally require prior approval.

In taking on outside obligations, however, you should guard against possible conflicts of interest or the appearance of such conflicts. If participation in an outside activity has the potential to cloud your judgment, prevent you from acting in the Company’s best interests, or create an appearance that you will not act objectively, you must refrain from participation in the activity unless you obtain prior written approval.

You must also honor your non-disclosure obligation in all your outside activities. If an outside organization’s interests are so closely related to your work at the Company that you might inadvertently use or disclose Company confidential information in the course of that outside work, you must not participate in the organization.

Employees who are asked by the Company to serve on the board of non-profit organizations, such as public standards bodies, as part of their Company job, are not required to obtain conflict of interest approval.

3.	Corporate Opportunities.

Directors, executive officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Directors, executive officers and employees are prohibited from: (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or the director’s or executive officer’s position; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company, directly or indirectly, for business opportunities; provided, however, if the Company’s disinterested directors determine that the Company will not pursue an opportunity that relates to the Company’s business, a director, executive officer or employee may do so.

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4.	Confidentiality.

Directors, executive officers and employees must maintain the confidentiality of information entrusted to them by the Company or its customers, and any other confidential information about the Company that comes to them, from whatever source, in their capacity as a director, executive officer or employee, except when disclosure is authorized or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

5.	Protection and Proper Use of Company Assets.

Directors, executive officers and employees must protect the Company’s assets and ensure their efficient use. Theft, loss, misuse, carelessness and waste of assets have a direct impact on the Company’s profitability. Directors, executive officers and employees must not use Company time, employees, supplies, equipment, tools, buildings or other assets for personal benefit without prior authorization from the Chairman of the Nominating and Corporate Governance Committee or as part of a compensation or expense reimbursement program available to all directors or executive officers.

6.	Fair Dealing.

Directors, executive officers and employees shall deal fairly and directors and executive officers shall oversee fair dealing by employees and officers with the Company’s directors, officers, employees, customers, suppliers and competitors. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

7.	Compliance with Laws, Rules and Regulations.

Directors and executive officers shall comply, and oversee compliance by employees, officers and other directors, with all laws, rules and regulations applicable to the Company, including insider-trading laws. Transactions in Company securities are governed by Company Policy entitled “Insider Trading Policy.”

8.	Accuracy of Records.

The integrity, reliability and accuracy in all material respects of the Company’s books, records and financial statements is fundamental to the Company’s continued and future business success. No director, executive officer or employee may cause the Company to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no director, executive officer or employee may create any false or artificial documentation or book entry for any transaction entered into by the Company. Similarly, executive officers and employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on the Company’s books and records.

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9.	Quality of Public Disclosures.

The Company is committed to providing its stockholders with information about its financial condition and results of operations as required by the securities laws of the United States. It is the Company’s policy that the reports and documents it files with or submits to the Securities and Exchange Commission, and its earnings releases and similar public communications made by the Company, include fair, timely and understandable disclosure. Executive officers and employees who are responsible for these filings and disclosures, including the Company’s principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled. The Company’s senior management are primarily responsible for monitoring the Company’s public disclosure.

10.	Waivers and Amendments of the Code of Business Conduct and Ethics.

No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes, without limitation, for purposes of this Code, the Company’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors or, if permitted, a committee thereof, and (ii) if applicable, such a waiver is promptly disclosed to the Company’s stockholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

Any waivers of this Code for the other employees may be made by the Board of Directors, or, if permitted, a committee thereof.

All amendments to this Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to the Company’s stockholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

11.	Encouraging the Reporting of any Illegal or Unethical Behavior.

Directors and executive officers should promote ethical behavior and take steps to ensure the Company (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules or regulations to appropriate personnel; and (c) informs employees that the Company will not permit retaliation for reports made in good faith.

Any executive officer or employee who in good faith reports a suspected violation under this Code by the Company, or its agents acting on behalf of the Company, or who in good faith raises issues or concerns regarding the Company’s business or operations, may not be fired, demoted, reprimanded or otherwise harmed for, or because of, the reporting of the suspected violation, issues or concerns, regardless of whether the suspected violation involves the executive officer or employee, the executive officer’s or employee’s supervisor or senior management of the company.

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In addition, any executive officer or employee who in good faith reports a suspected violation under this Code which the executive officer or employee reasonably believes constitutes a violation of a federal statute by the Company, or its agents acting on behalf of the Company, to a federal regulatory or law enforcement agency, may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of the executive officer’s or employee’s employment for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the executive officer or employee, the executive officer’s or employee’s supervisor or senior management of the Company.

To report any violations under this Code or concerns regarding the Company’s business or operations, please email Lynne Bui at lbui@hillstreambio.com.

12.	Communication of Code.

All directors, executive officers and employees will be supplied with a copy of this Code upon beginning service at the Company. Updates of this Code will be provided from time to time. A copy of this Code is also available to all directors, executive officers and employees by requesting one from the human resources department.

13.	Failure to Comply; Compliance Procedures.

A failure by any director or executive officer to comply with the laws or regulations governing the Company’s business, this Code or any other Company policy or requirement may result in disciplinary action, and, if warranted, legal proceedings.

Directors and executive officers should communicate any suspected violations of this Code promptly to the Chairman of the Audit Committee. The Chairman of our Audit Committee is currently Lynne Bui and she can be reached at lbui@hillstreambio.com.

Violations will be investigated by the Board or by a person or persons designated by the Board and appropriate action will be taken in the event of any violations of this Code.

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ACKNOWLEDGEMENT

I acknowledge that I have reviewed and understand Hillstream BioPharma, Inc.’s Code of Business Conduct and Ethics (the “Code”) and agree to abide by the provisions of the Code.

Signature

Name (Printed or typed)

Position

Date

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